EXHIBIT 10.3

Execution Version

SERVICES AGREEMENT

This Services Agreement (this “Agreement”), dated as of December 29, 2022, by and between TPCO Holding Corp., f/k/a “Subversive Capital Acquisition Corp.” (“TPCO”) and SC Branding, LLC (“SC Branding” and together with TPCO, the “Parties”, and each, a “Party”).

Recitals

WHEREAS, the Parties are parties to that certain Brand Transfer Agreement, dated as of even date herewith (the “Transfer Agreement”); and

WHEREAS, pursuant to the Transfer Agreement, the parties have agreed to enter into this Services Agreement.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Agreement have the respective meanings assigned to them in the Transfer Agreement.

2. Collaboration.

(a) The Parties hereby agree to formalize, work together in good faith, and publicly announce an official collaboration focused on resolving the issues of social equity associated with the harms created by the prohibition of cannabis and the ‘war on drugs’ generally, which collaboration will be designed to empower entrepreneurs of underserved communities and support and provide a platform to like-minded philanthropic third-party organizations (the “Collaboration”). Without limiting the generality of the foregoing, for at least the three (3) year period beginning on the date hereof, (i) SC Branding agrees that it will, and will cause its affiliates to, invite TPCO to participate in any social equity conferences or events hosted by SC Branding or its controlled affiliates, and (ii) TPCO will invite SC Branding and its affiliated entities to participate in events hosted by it that are designed to right the wrongs of cannabis prohibition for people of color and those otherwise inappropriately marginalized.

(b) In connection with ongoing rebranding efforts of TPCO, SC Branding agrees that it will cause Artist to promptly provide a quote about the vision of TPCO, Artist involvement in the design, and the inspiration behind the new TPCO logo that is reasonably acceptable to TPCO in connection with TPCO’s press release announcing the rebrand.

(c) If reasonably requested by TPCO, SC Branding will agree to extend that certain Lock-Up Agreement, dated January 29, 2022 (the “Lock-up Agreement”), between TPCO and SC Branding for an additional 12-month period, subject to shareholders representing 100% of the members of the Board of Directors of TPCO doing the same as well a number of common stock of the Company not materially less

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than that which was subject to a similar lock-up in effect prior to the date hereof. SC Branding further acknowledges and agrees that the Lock-up Agreement continues in full force and effect in accordance with its terms notwithstanding any terms to the contrary included therein. Notwithstanding the foregoing, the Company waives and releases all existing lock-ups to the extent necessary to permit the transfer of shares by SC Branding, Shawn C. Carter, and SC Vessel 1, LLC to the Company in connection herewith.

3. Mutual Representations. Each Party hereby represents and warrants to the other that (a) it has the power, authority and right to enter into this Agreement; (b) it has duly executed and delivered this Agreement, and it constitutes a valid and legally binding obligation, enforceable against it in accordance with its terms

4. Public Announcements. The parties will cooperate and coordinate public announcement of this Agreement and the revised relationship between the parties, including without limitation, issuance of a mutually approved press release with agreed quotes from Desiree Perez and Artist, and mutually agreed upon, embargoed story with interview participation from Artist, with such story to be released through mutually agreed initial outlet (collectively, the “Initial Press”). Except as provided above, no announcement or disclosure of discussions concerning the transaction described in this Agreement, or any of the other matters covered by this Agreement, shall be made without the prior approval of all Parties; provided, however, that in the event that a Party is advised by legal counsel that disclosure is required under applicable laws (including, without limitation, the laws of any Trading Market (as defined below)), it may make such disclosure to the most limited extent necessary to comply with such laws, and, to the extent practicable, it shall inform the other Party as much in advance as practical as to the timing and contents of the proposed disclosure and shall (to the extent permissible at law) limit the disclosure as requested by such other Party. Notwithstanding the foregoing, the Parties shall be expressly permitted to disclose the existence of this Agreement and the ongoing Partnership to any third party at any time following the execution of this Agreement and the Initial Press (but not the economic or deliverable terms). For purposes hereof, the term “Trading Market” means the NEO Exchange Inc., or any successor, replacement or additional exchange on which the Common Shares of TPCO are then listed and which constitutes the principal trading market for the Common Shares of TPCO or Roc Nation LLC.

5. Restrictive Covenants. During the six month period beginning on the date hereof, SC Branding shall not and agrees that Artist shall not, (a) coordinate, directly or indirectly, the sale of Cannabis products under the “Monogram” brand or any other brand, (b) offer or provide any services to any Cannabis brand or offer or provide any services to any producer or distributor of Cannabis products (such producer or distributor being defined as a person for whom the manufacturing, distribution and/or sale of Cannabis is a substantial portion of its overall business) other than TPCO and its affiliates, consisting of promotional, endorsement, marketing, strategy, talent relationship management or other similar activities (provided nothing shall limit SC Branding or its officers (including Artist)’s ability to assist talent with opportunities), (c) except for the ownership of the assets acquired pursuant to the Transfer Agreement, but subject in the case of such assets to the other restrictions in this Section 5, own, directly or indirectly, any interest in any Cannabis brand or producer or distributor of Cannabis products (such producer or distributor being defined as a person for whom the manufacturing, distribution and/or sale of Cannabis is a substantial portion of its overall business) or (d) otherwise promote

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or pursue any other Cannabis-related business opportunity with any third party (the “Restrictions”); provided that owning less than 3% of a public company or private fund shall not be deemed in violation of the Restrictions and nothing shall restrict the Artist or any other party from appearing at any events, festivals or venues or otherwise conducting business in the ordinary course (including the Artist’s musical career) so long as such activities do not include any active endorsement or sponsorship. SC Branding hereby represents and warrants to TPCO that it is not currently engaged in, or in discussion with any third-party regarding, any of the restricted activities outlined in the Restrictions. For purposes hereof, the term “Cannabis” shall mean consumable or topical cannabis, hemp, marijuana, CBD, THC and any other cannabinoids or any synthetic (i.e., human-made) productions of the foregoing, including, without limitation, flower, pre-rolls, vape, extracts, concentrates and specialty beverages and edibles, and related products and accessories which are competitive with the products sold by TPCO or its affiliates on the date hereof.

6. Indemnification and Insurance.

(a) Without limiting any other rights available to the Artist Indemnified Parties, TPCO and its affiliated entities (the “TPCO Entities”) shall indemnify, defend and hold SC Branding LLC, Artist and its affiliates (and each of their respective members, managers, directors, officers, employees, agents and Affiliates, as applicable, collectively, the “Artist Indemnified Parties”) harmless from and against any and all obligations, damages, losses, expenses (including reasonable outside attorneys’ fees), causes of action, claims or demands (collectively, “Losses”) incurred by such Artist Indemnified Parties arising from any third-party demands, claims, actions, causes of action, suits, proceedings, investigations or inquiries, or any settlement thereto, and all related expenses, including, but not limited to, all litigation expenses (including reasonable outside attorneys’ fees and court costs) (all of the foregoing, collectively, “Claims”) that arise from or in connection with the business or other activities of the TPCO Entities (or any of them), past, present or future except to the extent caused by gross negligence or willful misconduct of any Artist Indemnified Party. If SC Branding becomes aware of any circumstances of any Claim that might or does give rise to a claim for indemnification, then SC Branding shall promptly notify TPCO in writing of any such cause of action, claim or demand, and TPCO shall take control of the defense and investigation of such Claim and employ counsel reasonably acceptable to SC Branding, at TPCO’s sole cost and expense. Failure or delay in providing such notice shall not relieve TPCO of its indemnification obligations, except to the extent TPCO demonstrates that the defense or settlement of the Claim has been prejudiced thereby. TPCO may settle a Claim without the prior written consent of the Artist Indemnified Party, provided TPCO will not enter into any settlement that (i) provides for any relief other than the payment of monetary damages payable solely by TPCO, (ii) includes an admission of wrongdoing on the part of any Artist Indemnified Party or (iii) does not include as an unconditional term thereof the giving by the third-party claimant to the Artist Indemnified Party of a release from all liability in respect thereof. The Artist Indemnified Party will have the right, but not the obligation, to employ separate counsel and participate in the defense of any such Claim at its sole cost (unless such separate counsel is required due to a conflict of interest with TPCO’s counsel, in which case TPCO shall indemnify and reimburse the Artist Indemnified Party for the cost of its

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separate counsel). If TPCO does not confirm agreement to conduct the defense on behalf of the Artist Indemnified Party at its sole cost within thirty (30) days following SC Branding’s request therefor, the Artist Indemnified Party may defend against such Claim and consent to the entry of any judgment in each case in consultation with TPCO; provided that the Artist Indemnified Party shall in no event settle any Claim without the prior consent of TPCO, such consent not to be unreasonably withheld, conditioned or delayed. TPCO shall pay for reasonable expenses to the Artist Indemnified Party on reasonable intervals as an integral part of its indemnification obligations hereunder. The obligations of the TPCO Entities under this Section 6(a) shall survive for a period of five (5) years and the TPCO Entities shall have no indemnification obligations under this Agreement with respect to any Claims that arise after the five (5)-year anniversary of this Agreement. For the avoidance of doubt, the obligations in this Section 6(a) shall continue to apply after the end of such five (5)-year period with respect to any Claims arising during such five (5)-year period.

(b) TPCO shall maintain, and cause its affiliates to maintain, insurance with respect to its businesses and operations for a period of not fewer than two (2) years following the date hereof in amounts and with coverages that are not materially less than that in effect on the date hereof and shall provide evidence thereof on request. The Artist Indemnified Parties and their successors and assigns shall be listed as an additional insured on such policies.

7. Miscellaneous.

(a) This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal laws of the state of California applicable to agreements executed and performed entirely within such State.

(b) This Agreement and each of the terms and provisions hereof may only be amended, modified, waived or supplemented by an agreement in writing signed by each Party hereto.

(c) No Party may assign, transfer or delegate any or all of its rights or obligations under this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. No assignment will relieve the assigning Party of any of its obligations hereunder. Any attempted assignment, transfer or other conveyance in violation of the foregoing will be null and void. This Agreement will inure to the benefit of and be binding upon each of the Parties and each of their respective successors and permitted assigns.

(d) This Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of

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an executed counterpart of this Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Agreement.

(e) For purposes of this Agreement, (i) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (iv) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (v) words denoting any gender include all genders. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

(f) The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

(g) If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(h) This Agreement constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SC BRANDING LLC

By:	/s/ Desiree Perez
Name:	Desiree Perez
Title:	Authorized Signatory

TPCO HOLDING CORP.

By:	/s/ Troy Datcher
Name:	Troy Datcher
Title:	CEO

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